Exhibit 10.15

Free English Translation

AGREEMENT FOR THE PROVISION OF BANKING CORRESPONDENT SERVICES IN THE
COUNTRY BETWEEN BANCO ORIGINAL S.A. AND GUIABOLSO FINANÇAS
CORRESPONDENTE BANCÁRIO E SERVIÇOS LTDA.

Principal: BANCO ORIGINAL S.A., a financial institution registered with the CNPJ under No. 92.894.922/0001-08, headquartered at Rua Porto União, No. 295, Brooklin Paulista, São Paulo/SP, Postal Code 04568-020 (“Original”) and

Contractor: GUIABOLSO FINANÇAS CORRESPONDENTE BANCÁRIO E SERVIÇOS LTDA., a limited-liability company registered with the CNPJ under No. 15.674.094/0001-51, headquartered at Av. Manuel Bandeira, No. 291, Condomínio Atlas Office Park, Block B, 3rd floor, Vila Leopoldina, in the City of São Paulo, State of São Paulo. São Paulo, Postal Code (CEP): 05.317-020, (“Correspondent”);

Collectively referred to as the “Parties” and individually as a “Party”.

NOW, THEREFORE, the Parties resolve, by mutual agreement, to enter into this Banking Correspondent Agreement (“Agreement”), which shall be governed by the following clauses and conditions.

1. Subject Matter. The subject matter of this Agreement is the provision of services by the Correspondent, consisting of customer service activities for interested parties, through an electronic platform, in accordance with the rules set forth in the Exhibits to this Agreement, aimed at providing products and services of Original related to the receipt and forwarding of proposals for credit transactions granted by Original to individuals.

1.1. The Correspondent shall act on behalf of and under the guidelines of Original when providing the services that are the subject matter of this Agreement.

2. Obligations of the Correspondent. For the performance of the services, the Correspondent shall:

(i) maintain a formalized relationship through an employment or other type of contractual relationship with the people on their team involved in customer service;

(ii) disclose to the public their status as a service provider for Original, mentioning the products and services offered and the telephone numbers of Original’s customer service and ombudsman’s office channels, prominently and in a legible format, accessible on the homepage of their website or on a panel maintained in the locations where in-person customer service is provided, in the case of having physical premises;

(iii) make available the content of all the rules and conditions of the products and services of Original that they offer, including the presentation to clients, during the service, of the costs and conditions of contracting the products and services offered and presented by Original to the Correspondent;

(iv) exclusively use the standards, operational norms and tables defined by Original, including in the proposal or application of tariffs, interest rates, exchange rates, calculation of Total Effective Cost (“CET”) or Total Effective Value (“VET”), as the case may be, and any amounts earned or owed by the client, inherent to the products and services provided by Original;

(v) assist clients with requests involving clarifications, obtaining documents, releases, complaints, and others, relating to the products and services provided, and to immediately forward them to Original when the issues cannot be resolved by its team;

(vi) allow the Central Bank of Brazil to access the agreements entered into with clients under this Agreement, documentation and information relating to the products and services provided by Original and its branches and respective documentation relating to its organization documents, registrations, records, and licenses required by law;

(vii) observe the directives of the operating and contracting policy established by Original, when made available to the Correspondent, non-compliance with which may result in the adoption by Original, on its own initiative or as determined by the Central Bank of Brazil, of the administrative measures provided for therein, as stipulated in clause 14 of this Agreement;

(viii) declare, in or out of court, the non-existence of an employment relationship between the people on its team and Original, being exclusively responsible for all expenses, charges, or legal obligations, including those of a labor, social-security, tax, civil nature, even if not pecuniary, of its personnel, reimbursing Original for all costs and expenses (including adverse judgments, fees, court and administrative costs and expenses) relating to labor claims involving its members, agents, employees, or contractors and Original, by virtue of this provision of services;

(ix) to receive and read periodic communications from Original and observe the guidelines on the provision of services, and to carry out all required training;

(x) instruct its team, which provides customer service, to participate in the training required by the applicable regulations, made available by the Correspondent itself, which necessarily address topics related to the prevention of money laundering and terrorist financing, as well as those related to the protection and rights of potentially vulnerable clients and the appropriate approach to this public;

(xi) maintain customer service, under penalty of being considered to have abandoned the provision of services, if service is interrupted for more than 10 consecutive days without just cause on the part of the Correspondent; and

(xii) in accordance with SARB Regulations No. 023/20, in relation to elderly clients (as defined in the Statute of the Elderly, Federal Law No. 10.741/2003) who register their landline or mobile phone numbers, implement controls to, if applicable: (i) block telemarketing calls; as well as (ii) refrain from making any offer of products or services granted by Original, by telephone, within 30 days from the date of said opt-out request made by the client, under penalty of Original adopting the administrative measures provided for in clause 14 of this Agreement.

2.1. For purposes of this Agreement, clients who, due to their personal condition, demonstrate less capacity for understanding and discernment to analyze and make decisions or to represent their own interests are considered potentially vulnerable.

2.2. Without prejudice to the other obligations set forth in this Agreement, the Correspondent shall also:

(i) in the case of providing services in person, require the use of a visible badge, identifying the name and registration number in the Individual Taxpayer’s Register (“CPF”), by the members of its team who provide the service;

(ii) send to Original, along with the documentation/information for decision on approval of the requested credit transaction, the identification, containing the name and CPF number, of the member of the Correspondent’s team, certified under the terms of clause 4 of this Agreement, responsible for the service provided;

(iii) provide service with technical quality compatible with the nature and risk of the credit transactions granted by Original, under the terms set forth in clause 4 of this Agreement.

2.3. In addition to the provisions of item “vii” of clause 2 above, the Parties are obliged to define the service levels applicable to Original’s operating policy, by formalizing an amendment to this Agreement.

3. Prohibitions for the Correspondent. The Correspondent is prohibited from:

(i) issuing, in its favor, payment instruments or securities relating to the transactions carried out or collecting, for its own benefit, on any account, amounts related to the products and services provided by Original;

(ii) making advances to clients on account of any funds to be released by Original;

(iii) provide guarantees, including co-obligations, in the transactions referred to in this Agreement, except for any transactions involving the financing or leasing of goods and services provided by the Correspondent in the exercise of commercial activity that is part of its corporate purpose;

(iv) offer clients, on behalf of Original, any products or services that are not part of the subject matter of this Agreement;

(v) to delegate its contractual position without the prior and express consent of Original;

(vi) provide the services covered by this Agreement on the premises of Original.

4. Technical quality in credit transaction services. The technical quality in credit transaction services arising from this Agreement shall be attested by a certification exam, applicable to the Correspondent’s team.

4.1. The certification, applicable to the Correspondent’s team that provides services in credit transactions arising from this agreement, shall be based on a training process that addresses at least the technical aspects of the transactions, the applicable regulations, Law No. 13.709 of August 14, 2018 - General Data Protection Law (“LGPD”, Law No. 8.078 of September 11, 1990 (Consumer Protection Code), ethics and ombudsman’s office.

4.1.1. The Correspondent shall keep the registration of its team that provides services in credit transactions arising from this Agreement permanently updated, containing data on the respective certification process, with consultation by Original at any time.

4.2. In service provided through an electronic platform, technical quality shall ensure that communication and client experience meet the following requirements:

(i) offering products and services that are appropriate to the needs, interests, and objectives of clients;

(ii) providing information necessary for clients to freely choose and make decisions; and

(iii) using clear language appropriate to the nature and complexity of the transactions.

4.2.1 The Correspondent shall indicate to Original the individual, considered qualified in the certification examination referred to in this clause 4, who is responsible for the Correspondent’s electronic platform, if applicable

5. Representation and warranties. The Correspondent further represents and warrants that:

(i) it shall perform its duties adequately and comply with Original’s requests regarding the provision of services;

(ii) it shall comply with the specifications, quality standards in service, and operational norms established by Original for the provision of services;

(iii) it shall bear the costs necessary for performance of the services, including any investments it may be required to make;

(iv) it shall comply with the security measures necessary for the duty of bank secrecy referred to in clause 10 of this Agreement, the protection of personal data and the rules relating to the prevention of money laundering crimes;

(v) it shall maintain, throughout the term of this Agreement, tax, corporate, and financial regularity, providing the supporting documents whenever pertinent and requested, in writing, by Original;

(vi) it is fully aware that carrying out, on its own account, transactions considered exclusive to financial institutions or other transactions prohibited by the applicable law shall subject the Correspondent to the penalties provided for in Laws No. 7.492/86 and 13.506/17;

(vii) it shall observe the terms of the regulations governing the activity of banking Correspondents in Brazil, especially CMN Resolution No. 4.935/21 and subsequent amendments, not performing services that are not expressly provided for in the applicable law; and

(vii) it shall observe the terms of banking self-regulation and other legislation applicable to relationships with elderly clients and potentially vulnerable clients, especially the Consumer Protection Code, Law No. 10.741/03 (Elderly Statute) and SARB Standards No. 023/20 and No. 024/21.

6. Obligations of Original. Original shall:

(i) provide adequate technical documentation and maintain a permanent communication channel to provide clarifications about its products and services;

(ii) meet the demands presented by clients, forwarded to Original by the Correspondent when the issues could not be resolved by the Correspondent’s team;

(ii) acknowledge the non-existence of an employment relationship between its employees or outsourced workers and the Correspondent;

(iii) notify the Correspondent immediately about possible actions brought by the Correspondent’s personnel and filed only against Original. The amounts disbursed or deposited by Original as a result of said legal actions, filed by members, agents, employees, or contractors of the Correspondent, for the presentation of a defense, appeal and/or compliance with any adverse judgment, are, from now on, recognized by the Correspondent as debt for which it is liable;

(iv) be responsible for issuing and making available to the Correspondent’s users the Income Statement for those who contract banking products, even if they are direct clients of Guiabolso;

(v) declare, in or out of court, the non-existence of an employment relationship between the people on its team and the Correspondent, being exclusively liable for all expenses, charges, or legal obligations, including those of a labor, social-security, tax, civil nature, even if not pecuniary, of its personnel, reimbursing the Correspondent for all costs and expenses (including adverse judgments, fees, court and administrative costs and expenses) related to labor claims involving its members, agents, employees, or contractors and the Correspondent, by virtue of this provision of services;

(vi) disclose, in the form of open data, in a legible format, accessible on the homepage of its website, the address, CNPJ, company name and trade name of the Correspondent, the services it is authorized to provide to Original, as well as all its service points, in the event of in-person service provision. The Correspondent hereby authorizes Original to disclose this information; and

(vii) pay the Correspondent’s compensation in the forms described in this Agreement and its Exhibits.

7. Compensation. For the services provided by the Correspondent, Original shall pay the price defined in accordance with Exhibit I, by means of credit to a checking account held by the Correspondent and informed to Original. Original shall forward to the Correspondent, by the 15th business day of the month following the month of provision of services, the amount to be invoiced by the Correspondent.

7.1. Payment shall be made by Original within 2 business days after receiving the invoice issued by the Correspondent. All costs related to the provision of services are included in the price, such as salaries and respective social charges that are the sole responsibility of the Correspondent, expenses for inspection and supervision, insurance, allowances, transportation, food, and taxes due, pursuant to the law, by the Correspondent.

7.2. Overdue amounts shall be subject to interest at the rate of 1% per month (pro rata temporis) and adjustment for inflation by the Broad Consumer Price Index disclosed by the Brazilian Geography and Statistics Institute (IPCA/IBGE), plus a penalty of 2% on the overdue amount.

7.3 If the delay in payment of any installment due to the Correspondent lasts for more than 30 days, the Correspondent shall, at its sole discretion, immediately suspend the provision of services until payment is regularized, or, alternatively, consider the agreement terminated, by operation of law, without prejudice to the collection of amounts due, subject to the aforementioned penalties and surcharges and the assessment of losses and damages arising from the event.

7.4. The Correspondent hereby authorizes Original to deduct from its compensation any debts of any nature that are owed by the Correspondent to Original. Any financial settlements between Original and the Correspondent shall be made, at most, every 2 business days.

7.5. Original may offset any amounts demonstrably owed by the Correspondent with any credits to which it may be entitled, respecting due process and the right to an opportunity to be heard for the determination of any existing debt.

7.6. Original may withhold the payment referred to in this clause if it is demonstrably verified that one of the following events has occurred due to the exclusive fault of the Correspondent:

(i) the Correspondent fails to present the documents required in this Agreement or, also, if any irregularity is found in these documents;

(ii) Original does not accept the services provided because they are demonstrably not in accordance with the terms of this Agreement;

(iii) the invoice/bill of sale contains an error or discrepancy in value, in which case the amount shall be withheld only until a corrected invoice is presented by the Correspondent, which shall be duly notified immediately for the necessary corrections; and

(iv) for payment of fines for contractual breaches set forth in this Agreement.

7.6.1. Payment shall remain withheld until the event is rectified, without any charge to Original, and the due date shall be extended by the same number of days used by the Correspondent to proceed with said rectification.

8. Term. This Agreement enters into force on the date of its signature (July 26, 2022) and shall remain in force for an indefinite term, and it may be terminated by 30 days’ prior notice, without any penalty, and Parties waive, exclusively under these conditions, any compensation for investments possible made for performance of the Agreement.

8.1. In any event of termination of this Agreement, all documents, information, applications, systems, software, models and others, related to the provision of services established in this Agreement and belonging to Original, including those relating to client registration and operations performed, shall be returned within a maximum of 5 business days, and use thereof is prohibited, with the Correspondent being liable under the civil law for any damage caused to said assets of Original.

8.2. If this Agreement is terminated for cause by either Party, the breaching Party shall be liable for any damage caused by its conduct or omission, as determined and established in arbitration proceedings or amicably between the Parties.

8.3. The occurrence by the Correspondent of any of the acts listed by Original as serious acts, and upon proof of fault on the part of the Correspondent, as per the operating and contracting policy to be made available to the Correspondent, may, at the sole discretion of Original, result in this Agreement being considered terminated for cause.

8.4. The Correspondent’s failure to comply with any of the obligations stipulated in this Agreement or in the regulations of the National Monetary Council, or the practice, by itself or its agents, of any act that is excessive or incompatible with the provision of the services for which it was contracted is just cause for termination of this Agreement.

9. Taxes. The taxes arising from the obligations assumed in this Agreement are the responsibility of the respective taxpayers, each of which shall be responsible for itself, as the taxpayer or withholding source of the tax obligation, especially the Tax on Services (ISS) and the Income Tax (IR).

10. Confidentiality and Bank Secrecy. Throughout the term of this Agreement and for up to 3 years after termination hereof, the Correspondent shall grant confidential treatment to all Confidential Information that it obtains or has access to as a result of the services provided to Original.

10.1. “Confidential Information” means all information or documents of Original, obtained or accessed by the Correspondent, including personal and operational data of Original’s clients, data of its employees, business data, economic and financial information, reports and strategic, technical, legal, accounting, operational, administrative, commercial, financial, and economic analyses, as well as intellectual works and software owned by it, obtained by any means (oral or written, express or tacit), which may be contained in any documents, spreadsheets, programs, systems, photographs, reports, physical media, electronic media, etc.

10.1.1. The term referred to in this clause 10 does not apply to information protected by banking or tax secrecy, and the confidentiality of such information shall be observed by the Correspondent on a permanent basis.

10.2. The duty of confidentiality provided for in this clause shall not apply to any Confidential Information that:

(i) has become or becomes public knowledge without this resulting from any act or omission of the Correspondent;

(ii) has been made available to, or has been received by, the Correspondent by an independent third party not subject to any obligation of confidentiality to Original with regard to the Confidential Information disclosed;

(iii) has been or is demonstrably, independently developed by the Correspondent, without any other Confidential Information of Original having been used; and

(iv) shall be disclosed by the Correspondent in accordance with any applicable law or judicial, administrative or governmental order, to the extent that disclosure is strictly necessary for compliance with the law, judicial, administrative, or governmental order.

10.3. Any Confidential Information to which the Correspondent has access shall be kept in a secure location with access restricted to those who need such information.

10.3.1. The procedures for safeguarding and maintaining confidentiality referred to in the head paragraph of this clause shall be followed by the Correspondent, under penalty of incurring the sanctions set forth in item 10.7 below.

10.3.2. The Correspondent is prohibited from disclosing Confidential Information to third parties, unless there is prior and express consent from the legal representatives of Original.

10.3.3. The Correspondent represents that it has read and agreed to the integrity of the terms of Original’s Information Security Policy, adhering to its provisions by signing an Instrument of Responsibility.

10.4. The Correspondent is obliged to immediately inform Original of any violation of the confidentiality rules of which it has become aware, including in cases of unintentional or negligent violation of Confidential Information.

10.5. If the Correspondent is obliged to disclose any Confidential Information due to an administrative or judicial order, it shall notify Original within 24 hours so that Original can take the legal measures it deems necessary.

10.5.1. In the case of the head paragraph of this clause, if the Correspondent discloses the Confidential Information without notifying Original, through its exclusive fault, it shall incur the same sanctions set forth in item 10.7 below.

10.6. At any time, provided that prior notice is given, except in cases where urgency is proven, Original may request the return of Confidential Information held by the Correspondent, it being understood that the Correspondent shall return it within a reasonably stipulated period, and the Correspondent is prohibited from retaining copies of any Confidential Information.

10.6.1. The return referred to in the heading of this clause shall be documented in a declaration signed by the Correspondent, which shall include all Confidential Information actually returned and the statement that it does not possess any copies of that information.

10.6.2. Even with the return of any Confidential Information, the Correspondent shall remain bound by the duty of confidentiality and other conditions set forth in this Agreement, under penalty of incurring the sanctions provided for in item 10.7 below, in addition to other legal penalties.

10.7. Proven non-compliance with any provision of this Agreement by the Correspondent, related to the disclosure and use of Confidential Information, shall result in criminal liability, in addition to compensation for any losses and damage, which shall be determined in arbitration proceedings, respecting the Correspondent’s right to defense.

10.7.1. In addition to the penalties indicated in this clause, the Correspondent may be subject to administrative sanctions by regulatory bodies (Central Bank of Brazil, Securities Commission, etc.) if it is proven that it discloses, in disregard of the provisions of this Agreement, any piece of Confidential Information without the prior and express authorization of Original.

10.8. Once the computerized system is available, the Correspondent undertakes to observe Original’s Information Security Policy, including not disclosing passwords and login credentials;

10.8.1. The Correspondent, through a person previously registered with Original, shall send to Original, from time to time, a list of people:

(i) admitted, for the purpose of granting password and login access, accompanied by a copy of the new member’s photo identification document, CPF, position/function to be performed and a copy of the technical certification; and

(ii) dismissed, for the purpose of blocking password and login access.

10.8.2. The password is for personal and non-transferable use, and shall be kept secure and used only by its holder. Misuse by third parties is the sole responsibility of the Correspondent.

11. Labor Liability. Under no circumstances shall this Agreement establish an employment relationship between the employees of the Correspondent and Original, or vice versa, each being responsible for any labor lawsuits filed by its employees, agents, and other collaborators.

11.1. The Correspondent shall have exclusive and full responsibility for the recruitment, admission, management, and supervision of the professionals designated by it for execution of the Services, as well as for compliance with the corresponding labor, tax, and social-security obligations.

11.2. The Correspondent shall formally appoint a duly qualified manager to coordinate the performance of this Agreement, who shall be responsible for the services provided and for all professionals involved, as well as for providing Original with all necessary information about the work and the team under their management. Communication regarding demands and services between the Parties shall be made sole and exclusively between the manager appointed by the Correspondent and the manager appointed by Original.

11.3. The Correspondent represents that it is solely liable for any type of payment or compensation claimed by its employees/agents, especially regarding labor claims and occupational accidents.

11.4. The Correspondent’s responsibility mentioned in the previous sub-items shall remain even in the event of recognition of an employment relationship between any of its professionals and Original, for any reason.

11.5. The Correspondent agrees to present to Original, at any time, within 24 hours of the respective request, proof of payment of salaries, bonuses, social-security contributions, and deposits to the Guarantee Fund for Length of Service - FGTS, or other documents required by law, relating to the Correspondent’s employees who have been designated to provide the Services, in addition to data and information that clearly identify these professionals, the location and period of activity, as well as any other documents that, at Original’s discretion, demonstrate the legal qualification, financial health, and tax compliance of the Correspondent.

11.6. If Original is sued, for any reason, in the Labor Courts, the Common Courts, or in the administrative sphere, by personnel designated by the Correspondent to provide the Services, the Correspondent, if not a party to the litigation for any reason, undertakes to appear in the proceedings in order to request its inclusion as a defendant in the proceedings, so as to release Original from any liability.

11.6.1. In the actions and procedures provided for in item 11.6., the Correspondent undertakes to provide information and supply supporting documents and all authentic documentation necessary for the preparation of Original’s defense within a maximum term of 3 business days as from the date of the request.

11.7. Original is entitled, with express authorization hereby granted by the Correspondent, to demand from the Correspondent the advance payment of the amount of any possible adverse judgment, should there be a labor lawsuit in progress, in which Original is a party, filed due to a contract maintained with the Correspondent. The estimate of the amount of any possible adverse judgment shall be made by an expert accountant chosen independently by Original, up to the limit of the amounts claimed.

11.8. In the event of a court judgment against Original, regarding the activity that is the subject matter of this Agreement, even if partial or in the first instance and even if a decision is pending on appeal, the Correspondent is obliged, if the option provided for in the previous sub-item has not been exercised or if the amount previously paid has been exceeded, to reimburse Original for the total amount that the latter may spend, within 72 hours from the receipt of written notice indicating the amount due, including the principal, all accessory or consequential installments, fees, fines, costs, and procedural expenses.

11.9. If the payment and/or reimbursement provided for in the previous sub-items is not made within the stipulated period, the Correspondent expressly authorizes Original to deduct the amount of the possible or actual adverse judgment from the payments due to it as a result of the Services. The total amount required for the fulfillment of the agreement or judgment, or for the appeal bond, may be deducted from the monthly billing, regardless of new authorization from the Correspondent or any other formality, provided that the Correspondent is notified of this fact by Original.

11.10. If the amounts paid or reimbursed do not reach the amount of the adverse judgment or if there are no further payments to be made to the Correspondent under this Agreement, the Correspondent shall provide for immediate payment of the amount due, under penalty of, if not doing so, granting Original the right to initiate judicial enforcement of the debt, based on Article 784, item III et seq. of the Brazilian Code of Civil Procedure, in which case proof of the amounts due shall be made by means of the receipts for expenses incurred.

11.10.1. The amounts disbursed by Original in the manner provided for in item 11.10 are hereby recognized by the Correspondent as liquid, certain, and due for all legal purposes and effects.

11.11. The Correspondent undertakes to reimburse Original for any costs, fees, fines, and procedural expenses that the latter may have to bear as a result of lawsuits filed against it, on any account, by personnel designated by the Correspondent to provide the services.

11.12. The Parties may not, now or in the future, allege in court, to evade their responsibilities, that the defense promoted by the other Party was imperfect or that the monitoring of the process was unsatisfactory.

12. Social and Environmental Responsibility and Anti-Corruption. The Parties irrevocably and irreversibly represent to each other that their shareholders/members, directors, managers, employees, service providers, including their subcontractors and agents, are aware of and fully comply with the provisions of Brazilian or foreign laws, regulations, and normative provisions that provide on the fight against corruption and bribery.

12.1. The Parties mutually warrant that they will refrain from engaging in any improper, irregular, or illegal conduct, and that they will not take any action on behalf of each other and/or that they will not perform any act that may directly or indirectly favor each other or any of the companies in their respective economic conglomerates, contrary to the applicable laws in Brazil or abroad.

12.2. The Parties shall maintain their books and/or Digital Accounting Records (ECD), accounting records, and documents with sufficient detail and accuracy to clearly reflect the transactions and resources that are the subject matter of this Agreement.

12.3. The Parties assure each other that they have anti-corruption policies, processes, and procedures in accordance with the Brazilian and foreign laws, regulations, and normative provisions that provide on the fight against corruption and bribery, and that these are complied with by their shareholders/members, directors, managers, employees, and service providers, including their subcontractors and agents.

12.4. Should either Party become involved in any situation related to corruption or bribery, as a result of actions taken by the other Party or its shareholders/members, directors, managers, employees, and service providers, including its subcontractors and agents, the Party causing the situation undertakes to assume the respective burden, including presenting documents that may assist the other Party in its defense.

12.5. Each Party warrants to the other Party:

(i) that it is vested with all powers and authority to enter into and fulfill the obligations set forth herein and to consummate the transactions contemplated herein; and

(ii) that the signing and performance of this Agreement does not result in the violation of any third-party rights, applicable law or regulation, or the violation, breach, or default of any agreement, instrument, or document to which it is a party or by which it has any or all of its assets linked and/or affected, nor in the need to obtain any authorization under any agreement, instrument, or document to which it is a party or by which it has any or all of its assets linked and/or affected.

12.6. The Parties mutually represent and warrant, including to their suppliers of goods and services, that:

12.6.1. They carry out their activities in accordance with the applicable law, and they hold the necessary approvals for the execution of this Agreement and compliance with the obligations provided for therein;

12.6.2. They do not use illegal labor, and they undertake not to use forced labor or child labor, except for the latter in the capacity as apprentice, observing the provisions of the Consolidation of Labor Laws, whether directly or indirectly, through their respective suppliers of products and services;

12.6.3. They do not employ minors under 18 years of age, including as apprentices, in places that are detrimental to their education, physical, mental, moral, and social development, as well as in dangerous or unhealthy places and services, at times that do not allow school attendance, and also at night, considering this to be the period between 10 p.m. and 5 a.m.;

12.6.4. They do not use negative discrimination practices and limitations to access to or maintenance of employment, such as, but not limited to, for reasons of: sex, origin, race, skin color, physical condition, religion, marital status, age, family situation, or pregnancy status;

12.6.5. They undertake to protect and preserve the environment, as well as to prevent and eradicate practices harmful to the environment, performing their services in accordance with the applicable law regarding the National Environmental Policy and Environmental Crimes, as well as Federal, State, and Municipal legal, normative, and administrative acts relating to the environmental area and related matters; and

12.6.6. They do not adopt practices related to activities that involve criminal profit from prostitution or sexual exploitation of vulnerable individuals.

12.7. For purposes of this clause, there will be no breach of contract when the involvement of either Party in a situation related to the practice of corruption, bribery and/or the practice of acts harmful to the Government is notorious and publicly known at the time of execution of this Agreement.

13. Use of the Original Brand. The Correspondent is prohibited from using the name or brand of Original, as well as from carrying out advertising or “marketing” associating the provision of its services with Original, except with the express authorization of the latter or through the use of material in the exact format made available by Original for this purpose.

13.1. The Correspondent shall refrain from using logos or other attributes that are similar to those adopted by Original in its branches, service points, website, application, or other network communication platforms, as well as refrain from making changes to the material made available by Original for the purpose of communication with clients and interested parties.

13.2. The Correspondent may not assign, alter, reproduce, or make available to any third parties the advertising materials, systems, software, trademarks, technologies, names, designs, programs of Original, any registration data or otherwise of interested clients referred by Original, and also any other information to which it had access by reason of the provision of contracted services.

14. Administrative Measures. The proven non-compliance by the Correspondent with the obligations set forth in this Agreement or the verification of irregularities or its non-observance of the operating and contracting policy established by Original may give rise to the imposition of administrative, preventive, and corrective measures to the Correspondent and/or to the delegated agents and/or other legal entities that act as agents and/or service providers of the Correspondent.

14.1. The administrative measures addressed in this clause 14 may be adopted by Original on its own initiative and by the Central Bank of Brazil, in accordance with the provisions of the operating and contracting policy established by Original, and include, according to the severity of the violation:

(i) imposition of a fine for serious violations, when they cannot be cured by the Correspondent;

(ii) the possibility of suspending the provision of services and customer service; and

(iii) the early termination of the Agreement under clause 8.3 of this Agreement.

14.2. The adoption of these administrative measures does not preclude any applicable measures for the redress of damages.

14.3. Until the service levels referred to in clause 2.3 are defined, the imposition of any administrative measures to the Correspondent shall be suspended.

15. Jurisdiction. The parties elect the jurisdiction of the Judicial District of São Paulo/SP as competent to resolve any disputes arising from this Agreement, expressly waiving any other jurisdiction, however privileged it may be.

16. Notices. Should either Party wish or be required to notify the other Party, such notice shall be served upon the following recipients/at the following addresses:

If to Original:	If to Correspondent:
Attn.: Simão Luiz Kovalski / Marcos Roberto Sales Collado Telephone: (61) 9258-1825 / (11) 97144-0211 Email: simao.kovalski@original.com.br /	Attn.: Frederico Botto Trevisan/ Daniele Griesius Moraes Telephone: (11) 98146-9447/ (11) 99212-4445 Email:frederico.trevisan@picpay.com / daniele.moraes@picpay.com
marcos.collado@original.com.br

16.1. Notices may be served in person, with a receipt issued by the other Party, or transmitted by telegram, email, mailed with return receipt requested, or delivered via Registry of Deeds and Documents. Notices shall be deemed duly served when delivered to the representatives and at the addresses mentioned above.

16.2. Considering that, for performance of this Agreement, information may be exchanged by electronic means, the Parties represent that they recognize the validity of the information and data transmitted electronically and that, according to article 225 of the Civil Code, mechanical or electronic reproductions of facts or things constitute full proof thereof, unless the party against whom they are presented challenges their accuracy.

16.3. The Parties may, as necessary, change their representatives and/or addresses for receiving notices related to this Agreement, notifying the other Party of such change in writing 10 days in advance.

17. General Data Protection Law. For purposes of this Agreement, the Parties undertake to fully comply with the requirements of applicable data protection law, including, but not limited to, the LGPD (Law No. 13.709/2018) and the regulations issued by the National Data Protection Authority (“ANPD”), as well as to ensure that their employees, agents, and subcontractors observe its provisions.

17.1. Each Party shall comply with the provisions of the LGPD, as well as the provisions of this clause, regarding the processing of personal data, as defined in the aforementioned legal provision (“Personal Data”).

17.2 Each Party shall ensure that all Personal Data provided to the other Parties has been obtained in accordance with the LGPD and shall take the necessary measures, including providing adequate information to data subjects and ensuring the existence of a legal basis for the other parties to have the right to process such Personal Data for purposes of this Agreement.

17.2.1 If either Party carries out any Processing activity that is not related to performance of the Agreement, such Processing activity shall occur outside the context of this Agreement. The Party carrying out such Processing shall be considered the sole Controller in relation to the activity, and the other Party shall be free from any obligations or liabilities arising therefrom.

17.3 Each Party shall use specific efforts to ensure that all Personal Data provided to the other Parties is accurate and up-to-date.

17.3.1 If one of the Parties has access, in the context of the Agreement, to Personal Data that, if it considers the costs excessive or necessary for performance of the Agreement, it shall immediately notify the competent authority. The other party shall render such Personal Data unusable.

17.4 When any Processing activity is carried out through a Processor, the Parties shall, in relation to the Processor:

17.4.1 Preserve the integrity and accuracy of the Personal Data, being able to update, correct, or delete it at the request of the other Party;

17.4.2 Verify, through due diligence or equivalent procedure, whether each Processor has the conditions to guarantee a level of protection of Personal Data, at least, equivalent to this Instrument and provide proof of this verification;

17.4.3 Enter into a written agreement with each Processor, the content of which shall include provisions at least equivalent to this Instrument;

17.4.4 To be responsible for all actions and omissions of the Operator in relation to the processing of Personal Data.

17.5 If either Party receives a complaint, query, or request from or on behalf of a data subject relating to the processing of shared Personal Data (including, without limitation, any request for access, rectification, exemption, portability, or restriction of the processing of personal data) under the LGPD, it shall immediately and in any case, within a maximum period of 2 business days, notify the other Party(ies) in writing of such request, as well as, for example, a request for: a requirement of the existence of processing; access to processed personal data; correction of incomplete, inaccurate, or outdated personal data; anonymization, blocking, or deletion of personal data; portability of personal data; information on the public and private entities with which any data sharing may have occurred; explanation of the factors that led to an automated decision.

17.5.1 Each Party, upon receiving a complaint, consultation, or request from or on behalf of a regulatory authority regarding the processing of shared Personal Data (including, without limitation, any request for access, rectification, erasure, portability, or restriction of data processing), in accordance with the LGPD, shall immediately, and in any case within 2 days, notify the other Party(ies) in writing of such request.

17.6. Each Party shall be individually liable for compliance with its obligations arising from the LGPD and any provisions subsequently issued by the competent regulatory authorities, in particular the ANPD, considering its position as an independent controller of personal data.

17.6.1 In the event that one of the Parties is judicially or administratively involved in incidents related to security measures related to the processing of personal data carried out by another Party and/or by an associated Operator, due to the execution of this contract, the Party is guaranteed the right to privacy and/or communication of the dispute with the other Party, in accordance with the Code of Civil Procedure. In the event of exclusion, the party shall be protected by the right to assist in a recourse action against the other party, claiming compensation for all damages and losses suffered.

17.7. Each Party implements the appropriate technical and organizational measures to ensure that the Personal Data they shall not be registered, disclosed, processed, excluded, lost, damaged, altered, used, or adulterated in an unauthorized, accidental, or illegal manner and to protect Personal Data in accordance with the LGPD.

17.7.1 The Parties may jointly establish, in writing, minimum safety criteria that they deem necessary for performance of the Agreement, which shall be adopted by both Parties.

17.7.2 The Parties shall use their best efforts to regularly conduct tests, assessments, and verifications of effectiveness of the technical, administrative, and organizational measures to ensure the security of processes involving the processing of personal data.

17.8 In case it is necessary, for performance of the Agreement, the performance of an International Data Transfer by any of the Parties, and in case the country of destination doesn’t own adequate level of protection of Personal Data as determined by the ANPD, the Party that shares the data shall ensure that the International Transfer is carried out in accordance with one of the mechanisms provided for by the LGPD and other Data Protection Laws and Regulations.

17.9 Each Party shall immediately notify the other Party(ies) in writing of any improper processing of Personal Data or violation of provisions of this clause, or if any notice is served by a regulatory authority related to the processing of Personal Data. In the event of a notice under this section, the Parties shall act in full cooperation and provide mutual assistance.

17.10 When the Parties identify the occurrence of a Security Incident that could cause significant damage to the Data Subject, of in accordance with the LGPD and any regulations that may arise to be issued by the National Data Protection Authority, they shall immediately notify the other Party in writing. The notice shall contain sufficient information (at least, a description of the event, date, cause, possible impacts on Personal Data Subjects, mitigation actions taken, and next steps) so that the other Party can comply with any requirements imposed by the Data Protection Laws and Regulations. For cases of security incidents that do not involve the processing of personal data, notices should be served within 24 hours, containing detailed information, encompassing at least: incident unique sequence number; the impact of the incident; the categorization of incidents; date and time of the evet; date and time of the identification; origin of incident; information on identification of the Equipment (IP addresses, hostname, network, data center, etc.) involved in the incident; information about the physical location of the incident (if applicable); description of the incident; cause of the incident; action required for resolution; teams involved in the resolution; incident status. For purposes of this clause, the following communication channels of the Parties should be considered:

Original:	Correspondent:
csirt@original.com.br (Incidents unrelated to personal data)	csirt@picpay.com (Incidents unrelated to personal data)
contatodpo@original.com.br (Incidents related to personal data)	encarregado@picpay.com (Incidents related to personal data)

17.10.1 The Parties shall, at their own expense, investigate the causes and consequences of the security incident and take all possible measures to remedy its consequences, promptly informing the other party of all occurrences.

17.10.2. The Parties shall maintain a record of Security Incidents, containing at least (a) a description of the nature of the security incident, (b) a description of the consequences of the Security Incident, and (c) a description of the measures taken by the Parties to resolve the Security Incident.

17.10.3 The Parties shall not disclose any information about the Security Incident unless agreed upon by the Parties or required by a determination of the Regulatory Authorities, under Brazilian law.

17.11 The Personal Data collected shall be used and maintained for the term of the Agreement or, if necessary for compliance with a legal or regulatory obligation, for unspecified periods necessary for the exercise of rights in judicial, administrative, and arbitration proceedings, or for compliance with legal/regulatory obligations.

17.12 In the event of termination of this Agreement and in the absence of any legal grounds for maintaining Personal Data as provided for in the LGPD, the Parties undertake to delete from their records and systems all Personal Data to which they have access or of which they may become aware in relation to this Agreement, as well as all existing copies (whether in digital or physical format).

17.12.1 The Parties may, at their sole request, by written notice to the other Party, within 30 calendar days from the Termination Date, require the other Party to: (a) return a complete copy of all Personal Data processed under the Agreement, by means of secure transfer and in an interoperable format or proprietary to the other Party.

17.12.2 The Parties may also provide the other Party with written certification that they have fully complied with this clause within 30 calendar days from the Termination Date.

17.13 If the ANPD imposes assessments on the Parties related to this Agreement, and exclusive fault or intent is found, the Party that caused the sanction shall bear the costs of the decision, financial compensation - when applicable - and/or indemnify the other Party and any third parties directly and demonstrably related to the case in question, including for damage suffered, in addition to any costs and expenses incurred by the injured Party(ies) throughout the administrative proceedings.

17.14 If any Party violates any legal provision relating to the processing of personal data of data subjects related to the subject matter of this agreement, or any applicable legislation, the Innocent Party reserves the right to terminate this agreement without any burden, fine, or charge.

18. General Provisions. Without prejudice to other conditions and obligations provided for in this Agreement, the following provisions shall also apply:

18.1 The abstention of either Party from exercising any right or the tolerance for the fulfillment of any obligations does not constitute novation.

18.2. Proven breach of the obligations stipulated in this Agreement due exclusively to the Correspondent’s fault. This may allow Original and the Central Bank of Brazil to apply preventive and corrective measures, including the suspension of service provision and termination of the Agreement.

18.2.1 In case of total or partial breach of the provisions of this Agreement, except when there is no specific resolution, the defaulting Party shall be subject to the payment of a non-compensatory fine equivalent to 10% of the average of the last 3 months of payments made by Original to the Correspondent, with a payment term of 10 days from the communication made by the other Party, without prejudice to the assessment of any additional losses and damages.

18.3 The amounts of fines, indemnities and other amounts than compensation, without prejudice to the fees and damage stipulated, it shall be adjusted based on the variation of the IPCA disclosed by the IBGE, calculated with one month of delay and on a “pro-rata-die” basis, from the date of the occurrence until the date of the effective payment, orby another index that replaces or represents it.

18.4 The Correspondent may neither assign nor transfer the rights and obligations provided for in this agreement, in whole or in part, to third parties, without the prior and express consent of Original. The fiduciary assignment of credits arising from this agreement is also prohibited.

18.5 In the event of any future and uncertain event that is not foreseen by the parties and which falls under the definition of acts of God and/or force majeure events, under the terms of the Brazilian Civil Code, and which prevents the fulfillment, either by Original or the Correspondent, of the obligations assumed herein, the parties shall be released from their obligations for the duration of the event. On the other hand, the parties agree to use all efforts to re-establish the commercial relations provided for in this Agreement. If the unforeseen event or force majeure lasts more than 30 days, the affected party shall have the right to terminate this Agreement, if it deems it necessary or convenient.

18.6 The Parties declare that they have all the necessary registrations, licenses, and public authorizations for provision of the services agreed hereunder and undertake to maintain this condition throughout the term of this Agreement, as well as in any amendments or extensions thereof.

18.7 This Agreement binds the Parties individually and their successors and, in the event of succession of companies, in any of its forms (spin-off, consolidation, or merger), the successor entity shall subrogate to all the rights and obligations assumed under this Agreement.

18.8 Any and all amendments to this Agreement shall be formalized through an amendment executed by the legal representatives of the Parties.

18.9 This Agreement may be amended by the will of the parties or in the event of new laws, provisions. or guidelines of the ANPD or any Regulatory Authority that require an amendment to its provisions. The new provisions shall be agreed upon between the Parties and always included in writing as an amendment to this Agreement.

19. Electronic Signature. The Parties expressly acknowledge the veracity, control, integrity, validity, and effectiveness of this instrument when signed entirely digitally or electronically, and they agree to use and recognize it as a valid manifestation of consent to the execution hereof electronically and/or by means of electronic/digital certificates, including those using certificates not issued by ICP-Brasil, pursuant to the provisions of article 10, paragraph 2 of Provisional Measure No. 2.200-2 of August 24, 2001.

This Agreement is executed electronically in the presence of 2 witnesses.

São Paulo, July 26, 2022.

/s/ Simão Luiz Kovalski	/s/ Edilson Pereira Jardim	/s/ Thiago Lobato Alvarez	/s/ Anderson Andrade Chamon do Carmo
Simão Luiz Kovalski	Edilson Pereira Jardim	Thiago Lobato Alvarez	Anderson Andrade Chamon do Carmo
BANCO ORIGINAL S.A.		GUIABOLSO FINANÇAS CORRESPONDENTE BANCÁRIO E SERVIÇOS LTDA.

Witnesses:

/s/ Ricardo Ribeiro da Costa Barbosa	/s/ Caroline Esposito Alves Schiavolin
Name: Ricardo Ribeiro da Costa Barbosa	Name: Caroline Esposito Alves Schiavolin
Taxpayer Card (CPF): 05564835611	Taxpayer Card (CPF): 33037197803

/s/ Fabiano Gonçalves Pedorosa Da Silva	/s/ Anderson Yudi Tagmaori
Fabiano Gonçalves Pedorosa Da Silva	Anderson Yudi Tagmaori

EXHIBIT I - PRICE (Commercial Proposal)

1. Compensation for receiving and forwarding proposals related to credit transactions granted by Original - NON-ACCOUNT HOLDER PERSONAL CREDIT:

1.1. This compensation is due based on the number of proposals forwarded by the Correspondent to Original, relating to the effective contracting of the personal loan offered by the Correspondent to users of its application.

1.2. Original shall compensate the Correspondent monthly as follows:

(a) Six percent (6%) fixed, paid upon origination of each transaction (fixed compensation), plus six percent (6%) per installment paid (variable compensation), totaling a maximum commission of 12% for transactions that are within Original’s credit policy in effect on the date of origination; and

(b) 3% fixed, paid upon origination of each transaction (fixed compensation), plus 9% per installment paid (variable compensation) for transactions that are outside Original’s credit policy in effect on the date of their respective origination and that are characterized as challenging (“Challenging”).

1.3. In all cases of items (i), (ii), and (iii) above, including Challenging transactions and transactions within Original’s credit policy, the fixed compensation shall not be due to the Correspondent when the transaction is cancelled due to fraud, operational failures, withdrawal by the client exercising the right of withdrawal within 7 days of the date of contracting the transaction, or whenever, at the client’s request, the Correspondent requests cancellation of the transaction to Original. In these cases, the report mentioned in clause 1.7 below shall contain information on any amounts refunded, already paid by Original to the Correspondent, as a result of transactions cancelled in the month prior to issuance of the report.

1.4. In all cases of items (i), (ii), and (iii) above, including Challenging transactions and transactions within Original’s credit policy, the payment of variable compensation shall observe the rules set forth in item 1.5 below and shall be due to the Correspondent as a result of the provision of the following complementary services: (i) issuance, via Application, SAC, or Chat, of the 1st and 2nd copies of the agreement relating to each transaction contracted through the Correspondent; (ii) making available to clients, via Application, the monitoring of the installments of the transaction; (iii) issuance of payment slips for installments (on time and overdue); and (iv) sending preventive communication, collection, and reminder about the due date of installments, via PUSH and email, to clients.

1.4.1. From the date of signature of this agreement (June 26, 2022), the Correspondent undertakes to provide the complementary services indicated in item 1.4 above for credit transactions that originated from the previous banking correspondent service provider (PICPAY INSTITUIÇÃO DE PAGAMENTO S.A.). For the provision of these complementary services by the Correspondent, Original shall owe the Correspondent the variable compensation described in item 1.2 above.

1.5. The variable commission (percentage per installment) (i) shall be calculated on the total financed volume of each transaction, without interest, without IOF, and without TAC; (ii) shall be divided by the total term of each transaction; (iii) the percentage relating to each installment shall be paid according to the installments settled for each transaction; and (iv) shall observe the following rules for payment, according to status. For each transaction:

I. Transactions on time: the variable commission shall be paid in full.

II. Overdue transactions in arrears: there is no payment of variable commission when the installment is overdue. The variable commission shall be paid when the overdue installment is settled.

III. Transactions settled in advance, wholly or in part: in the event of early settlement of installments, the variable commission shall be paid at once and only for installments that have an original due date within a period of 150 days or less, counted from the date of settlement. Thus, for installments paid in advance for a period in excess of 150 days, no variable commission shall be due.

IV. Cancelled Transactions: No variable commission shall be paid when the transaction is cancelled due to fraud, operational failures, withdrawal by the client exercising the right of withdrawal within 7 days of the transaction’s contracting date, or whenever the Correspondent requests Original to cancel the transaction at the client’s request.

1.6. The Parties agree to negotiate the terms and conditions of compensation every 6 months from the signing of this instrument. If necessary, the review shall refer to the points described in items 1.1 and 1.2.

1.7. Original shall send to the Correspondent, by the last business day of the then current month, a report containing an analysis of all transactions, marking the agreement between the “Original” or Challenging policy and the loans made up to the 25th day of the then current month, via email, informing the corresponding commission amount to be paid to the Correspondent. The Correspondent shall issue the invoice by the 2nd business day of the following month, with the amount already informed by Original so that it can be paid to the Correspondent within 10 business days via bank transfer. If the Correspondent finds any adjustment or difference in the current commission, it shall inform Original by email, and this difference, if valid, shall be deducted or added to the next invoices and reports sent by Original. In case of conflict between the method of calculation contemplated herein and the provisions of the Agreement, the provisions set forth in item 1.7 shall prevail.

1.8. The pricing may be renegotiated at any time, by mutual agreement between the Parties, taking into account, in particular, the conditions and dynamics of the contractual relationship, by means of the signing of an amendment to this Agreement.

EXHIBIT II - OPERATIONAL APPLICABLE TO THE NON-ACCOUNT HOLDER PERSONAL LOAN PRODUCT

1. Non-Account Holder Personal Loan - a product that allows individuals to take out personal loans through the Correspondent’s application.

1.1. Operational Flow: Users of the Correspondent’s application shall simulate the loan, providing their registration data (name, cell phone number, email, and CPF). This data shall be submitted to Original by the Correspondent, who shall assess each user’s creditworthiness, verify the available credit limit, and validate the data submitted by the users. Original shall return to the Correspondent the personal loan proposal to be offered to each user. If the user accepts the offer, the contracting stage shall begin, where the user shall complete their registration, providing the supplementary information below, and shall sign the bank credit note (CCB) related to the personal loan. Original shall finalize the registration and arrange for the credit to be credited to the account held by the Correspondent via TED (wire transfer of immediately available funds). The Correspondent, in turn, shall transfer the funds to the user via credit to their digital wallet.

2. Additional registration data:

●	Full name

●	CPF (already filled in)

●	Date of Birth

●	Mother’s name

●	Phone number (area code)

●	Sex

●	Bank details

●	Email address

●	Address

●	Driver’s license/ID card

●	Marital status

●	Income

3. Premises: The Parties agree that, every 6 months, the proposed form for the Non-Account Holder Personal Loan product shall be reviewed, with a performance bonus.

4. Correspondent’s Obligations: The Correspondent’s specific obligations are as follows:

4.1. Fraud analysis of users. As a result of this obligation, the Correspondent undertakes to indemnify Original for any losses and damage that the latter may suffer as a result of fraudulent actions by users of the Correspondent’s application, including damage to Original’s image.

4.2. Validation and safekeeping of identification documents captured in the process described in item 1 above.